UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 19, 2010 (July 14, 2010)
ADVOCAT INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12996	62-1559667

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
1621 Galleria Boulevard Brentwood, TN 37027-2926
(Address of principal executive offices)
(615) 771-7575
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 14, 2010, the Company entered into a lease agreement with A.B.E. LLC (“Lessor”), pursuant to which the Lessor will construct, furnish, and equip a fully licensed 90 bed skilled nursing facility in West Virginia and the Company will then lease the facility. The lease is for a term of 20 years from the date the facility is completed and fit for occupancy as a skilled nursing facility. The Company has the right to renew the lease for two additional five-year successive periods. The lease is conditioned upon (i) the Company obtaining the approval of the West Virginia Health Care Authority, and any extension of the Certificate of Need previously approved for the facility, necessary for the development, construction and lease of the facility contemplated by the lease and (ii) the Lessor obtaining a commitment for a loan to finance the cost of construction of the facility. The Company has the right to purchase the facility beginning on the twelfth month of the initial term of the lease and ending after the sixtieth month of the Lease for a purchase price ranging from 110% to 120% of the total project cost. A press release regarding this lease agreement is attached as an exhibit hereto.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Number	Exhibit

99.1	Press release dated July 19, 2010
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.
Chief Financial Officer

Date: July 19, 2010

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated July 19, 2010